Exhibit 107
CALCULATION OF FILING FEE TABLES
424(b)(5)
(Form Type)

Portland General Electric Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Portland General Electric Company Common Stock, no par value	457(o)	10,848,125(1)	$50.70	$549,999,937.50	0.0001381	$75,955
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities				—		—		—	—	—	—	—
	Total Offering Amounts					$549,999,937.50(1)		$75,955
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$75,955

(1)
The registration fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended. The registrant initially deferred payment of certain of the registration fees for the Registration Statement on Form S-3 (File No. 333-288955) filed by the registrant on July 25, 2025 in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. The amount registered includes the potential issuance of 1,380,670 shares of our common stock pursuant to the exercise in full of the underwriter's option to purchase additional shares.